Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Record First Quarter Revenue and Earnings

•	Quarterly Revenue Increases 6% to $293 million

•	Net Income Increases 80% to $24 million

•	EPS Increases to $0.65 cents per basic share

PITTSBURGH, April 25, 2012 – MSA (NYSE: MSA) today announced that net sales for the first quarter of 2012 were $293 million compared with $276 million for the first quarter of 2011, an increase of $17 million, or 6 percent. Net income for the first quarter of 2012 was $24 million, or 65 cents per basic share, an increase of $11 million, or 80 percent, compared with $13 million, or 36 cents per basic share, during the same period last year.

“Our first quarter results reflect the successful implementation of our corporate strategy to focus on core products, emerging markets, continued cost efficiencies and our European transformation,” said William M. Lambert, MSA President and CEO. “For the quarter, revenue from our five core product groups, which are industrial head protection, fall protection devices, portable gas detectors, fixed flame and gas detection systems, and self-contained breathing apparatus (SCBA), increased 16 percent. In addition, the results we are seeing in managing our manufacturing and operating costs are encouraging.” Mr. Lambert noted that for the quarter, operating margins improved 410 basis points when compared to the first quarter of 2011.

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First quarter sales in the company’s North American segment increased $7 million, or 5 percent, when compared to the comparable period of 2011. For the quarter, MSA North America continued to experience strong demand in industrial markets, which led to an increase of $11 million in gas detection product sales. This improvement was partially offset by a decline of $5 million in sales of ballistic helmets and vests. The ballistic vest business was sold during the fourth quarter of 2011. As announced in March, MSA has signed a non-binding letter of intent to sell its North America ballistic helmet business. This transaction is expected to be completed during the second quarter.

Sales in the company’s European segment increased $8 million, or 12 percent, when compared to the first quarter of 2011. Local currency sales increased in most product groups with the most significant increases occurring in the markets for gas detection products, SCBAs and ballistic helmets. Local currency sales of gas detection products increased $6 million on higher shipments to industrial markets, while local currency sales of ballistic helmets were up $1 million on higher shipments to the military markets. Currency translation effects decreased first quarter European segment sales, when stated in U.S. dollars, by $3 million, primarily related to a weaker euro.

Sales in MSA’s International segment increased $3 million, or 3 percent, in the first quarter of 2012. On a local currency basis, sales increased $5 million, or 7 percent, reflecting stronger product demand in emerging markets across Latin America and Asia, primarily in industrial markets across a broad group of product lines. Currency translation effects decreased International segment sales, when stated in U.S. dollars, by $2 million, primarily related to a weakening of the South African rand and the Brazilian real.

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Net income in MSA’s North American segment increased $6 million in the first quarter of 2012. This increase reflects the previously discussed increase in sales and improved gross profits. These improvements were partially offset by higher operating costs on the higher level of sales.

Net income in MSA’s European segment increased $4 million in the quarter. This improvement was primarily related to the previously discussed increase in sales, improved gross profits and controlled operating costs. The prior year income included $1 million of after-tax charges related to restructuring activities. Excluding these charges, net income increased $3 million.

Net income in the International segment was $1 million higher in the first quarter of 2012. The increase in income was primarily related to higher core product sales and improved gross profits, partially offset by higher selling expenses in Latin America and Asia.

“Our global team remains very focused on leveraging the strengths of our core product lines and capitalizing on the growth opportunities that exists for those lines in both established and emerging markets,” Mr. Lambert said. “While I remain optimistic about business conditions throughout much of the world, we continue to see sluggish economic conditions throughout much of Western Europe. In spite of this unevenness, we remain committed to executing our strategy targeted at growing core product revenues around the globe, developing new and innovative products that exceed customer expectations, investing in emerging markets, all while diligently managing operating and manufacturing costs,” he concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial Websites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31,
	2012	2011

Net sales	$293,485	$276,499
Other income	5	796

	293,490	277,295

Cost of products sold	166,494	166,102
Selling, general and administrative	77,063	73,045
Research and development	9,292	10,543
Restructuring and other charges	—	3,087
Interest expense	3,149	3,437
Currency exchange losses	2,420	666

	258,418	256,880

Income before income taxes	35,072	20,415
Provision for income taxes	10,750	6,919

Net income	24,322	13,496
Net income attributable to noncontrolling interests	(400)	(187)

Net income attributable to Mine Safety Appliances Company	23,922	13,309

Basic earnings per share	$.65	$.36

Diluted earnings per share	$.64	$.36

Dividends per common share	$.26	$.25

Basic shares outstanding	36,369	36,165
Diluted shares outstanding	36,878	36,795

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	March 31, 2012	December 31, 2011

Current assets
Cash and cash equivalents	$56,648	$59,938
Trade receivables, net	210,337	192,627
Inventories	150,652	141,475
Other current assets	59,404	64,809

Total current assets	477,041	458,849

Property, net	148,336	145,763
Prepaid pension cost	59,020	58,075
Goodwill	260,927	259,084
Other non-current assets	192,327	193,281

Total	1,137,651	1,115,052

Current liabilities
Notes payable and current portion of long-term debt	$9,275	$8,263
Accounts payable	61,368	50,208
Other current liabilities	116,056	113,299

Total current liabilities	186,699	171,770

Long-term debt	312,029	334,046
Pensions and other employee benefits	126,930	124,310
Deferred tax liabilities	30,506	30,458
Other non-current liabilities	14,807	15,057
Equity	466,680	439,411

Total	1,137,651	1,115,052

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Mine Safety Appliances Company

Consolidated Condensed Statement of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2012	2011

Net income	$24,322	$13,496
Depreciation and amortization	7,986	8,425
Change in working capital	(870)	(4,441)
Other operating	1,994	(6,837)

Cash from operations	33,432	10,643

Capital expenditures	(8,044)	(7,387)
Other investing	95	33

Cash from investing	(7,949)	(7,354)

Change in debt	(21,016)	12,428
Cash dividends paid	(9,550)	(9,142)
Other financing	217	(660)

Cash from financing	(30,349)	2,626

Exchange rate changes	1,576	1,312

(Decrease) increase in cash	(3,290)	7,227

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011

Net sales
North America	$137,484	$130,916
Europe	72,466	64,839
International	83,535	80,744

Total	293,485	276,499

Net income (loss)
North America	$16,257	$9,823
Europe	5,621	1,587
International	8,265	7,377
Reconciling	(6,221)	(5,478)

Total	23,922	13,309

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